EXHIBIT 99.2

Linda Millage, Interim Chief Financial Officer

Introduction

Thank you operator.

I’d like to welcome everyone to SMTC’s first quarter 2004 earnings call. With me today are John Caldwell, President and CEO and Phil Woodard, the Chief Operating Officer.

Before I turn the call over to John, I’ll preface the discussion with the following remarks:

This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company’s control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company’s recent filings with the Securities and Exchange Commission and SEDAR.

I’ll now turn the call over to John for his opening remarks.

John Caldwell, President and CEO

The agenda for today’s call will be in four parts. First, I will make some brief comments on our quarterly performance. Linda Millage will then review the financial highlights of Q1 including the status of our refinancing. Phil Woodard will provide some colour on the quarter from an operational perspective. Finally, I will provide an update on our turnaround plan.

Let me provide some overall comments on the first quarter. First, our overall performance either met or exceeded managements expectations. Importantly, we made meaningful progress on a number of fronts including:

•	Improved gross margins over the 2003 fourth quarter

•	Stabilized our debt position, while building inventory to meet customer requirements

•	Added four new customers

•	Commenced rebuilding our sales and marketing organization with the senior executive appointments

•	Closed the Special Warrant financing transaction into escrow

Through the course of this presentation, we will provide more detail into each of these items.

Let me now ask Linda Millage to run through the financial highlights.

Linda Millage, Interim Chief Financial Officer

Thanks John,

The comparative numbers from the first quarter 2003 that I will be referencing have been adjusted to reflect the categorization of Appleton Manufacturing as discontinued operations.

Revenue for the quarter was $69.4 million versus fourth quarter 2003’s revenue of $76.9 million and $81.5 million for the first quarter of last year. Gross profit was $6.8 million in the quarter compared to $5.8 million last quarter and $7.9 million in the first quarter of last year. This translated to a gross margin of 9.9% versus a gross margin of 7.5% in the fourth quarter of 2003 and 9.7% for the first quarter of 2003.

We had operating income of $1.1 million before restructuring and other charges compared to an operating loss of $0.3 million in the previous quarter, and a $2.3 million operating profit in the first quarter of last year. The increase from the previous quarter was driven by the higher gross profits.

The net loss on a GAAP basis was $47,000 or $0.00 per share for the first quarter of 2004. This compares to net loss on a GAAP basis for the fourth quarter of 2003 of $2.6 million or $0.09 per share and net income on a GAAP basis of $32,000 or $0.00 per share for the same period last year.

We generated cash flow from operations of $0.3 million for the first quarter compared to $4.4 million for the previous quarter and $1.6 million for the first quarter of 2003. The reduction from the previous quarter is due to an increase in inventory days driving cash cycle to 43 days in the current quarter from 37 days in the fourth quarter of 2003 and 42 days in the first quarter of 2003.

Accounts receivable was $38 million or 50 days, compared to $41 million or 49 days in the fourth quarter of 2003 and $54 million, or 61 days in the first quarter of 2003.

Inventory was $38 million or 55 days, versus $31 million or 40 days in the fourth quarter of 2003 and $38 million or 48 days in the first quarter of 2003.

Net debt at the end of the quarter was $70.5 million versus the $70.1 million exiting the fourth quarter of 2003.

On March 4th, we announced the closing of a C$40 million special warrants transaction. The transaction closed into escrow awaiting shareholder and other approvals. The Company is seeking shareholder approval of the refinancing transactions at the Annual Meeting of Shareholders scheduled for 11:00 a.m., May 20, 2004 at the King Edward Hotel in Toronto. Subject to receipt of shareholder approval, the transactions are expected to close by the end of May after receipt of customary regulatory and stock exchange approvals and finalizing all definitive agreements.

The announced financing has resulted in improved efficiencies over last quarter. We look forward to returning to more normalized relations with our suppliers and positioning the Company for growth with our customers.

I will now turn the call over to Phil for his review of Operations;

Phil Woodard, Chief Operating Officer

Thank you Linda.

As Linda mentioned in the first Quarter Gross margins improved from 7.5% to 9.9% quarter over quarter and ahead of plan. We have started to see some improvements in our material acquisition and labour efficiencies that were negatively affected in Q4 due to our tight working capital constraints. Once our refinancing is complete we expect to achieve our goal of returning to 10% plus gross margins as we progress thru the year.

Working capital days increased in Q1 by 6 days due to higher inventory levels which ended at 55 days. We built inventory in the quarter caused primarily by customer shipping delays that we expect to recover in Q2.

Our top line revenue was seasonally down from Q4. From a revenue distribution perspective our industrial segment continued to grow now accounting for 58%, of revenue with enterprise computing / networking at 29% and communications running at 13%.

Our top 10 customers accounted for 88% of the total business. Within these top 10 customers four will likely grow, four stay flat and two decline over the next few quarters. In addition, we have customers currently not in our top ten, but growing and will likely have a significant impact on revenues in future quarters. We plan to announce the addition of four new customers over the next few weeks. As we mentioned last quarter we are investing in our business development organization to grow sales but we will most likely not see the impact of these efforts on our revenue line until exiting Q4.

In Q1 we operated at 45% equipment utilization based on a full 7 day 24 hours per day operation, which provides capacity for growth at minimal incremental capital costs. Conversely reducing capacity would not yield significant incremental savings. Over the last two years we have rationalized 60% of our higher cost capacity leaving the balance of the equipment in more cost effective sites. This leaves us with an efficient footprint capable of running at industry leading gross margins and able to support significant growth.

I will turn this back over to John now.

John Caldwell, President and CEO

Thanks Phil.

Last quarter we outlined a three phased plan to restore SMTC to growth and sustained profitability. The three phases are:

1.	Operational restructuring which was completed in late 2003

2.	Refinancing which we expect to complete by the end of May

3.	Building a foundation for growth which is underway.

Let me elaborate on the Phase III. There are three elements within this stage:

1.	Strategy development

2.	Strengthening capability and streamlining systems and processes

3.	Organizational renewal

We are well into the process of developing a detailed fact-based strategy to provide clarity, focus and to drive performance. The cornerstone to this plan is to identify key markets in which SMTC can clearly create competitive advantage and build profitable business. A comprehensive market analysis, using internal and outside resources is well underway. We would expect to complete this initiative within the next 60 days.

The second component of Phase III is a major internal undertaking by the SMTC leadership team to address our internal capability requirements and to streamline systems and processes to position our Company to grow. In late April we kicked off this program which involves 54 separate initiatives commencing in the second quarter. Examples include:

•	Hiring additional sales executives

•	Refining our New Customer Introduction process

•	Numerous site operational improvements

•	Supply chain/material cost reduction initiatives

We expect to launch a similar number of initiatives in the third quarter.

The final part of Phase III of the turnaround plan is organizational renewal. At the executive level, there are four key positions that must be filled.

In the press release, we announced that we had appointed two executives to lead the business development and global sales functions.

We recently appointed Steve Hoffrogge to the position of Senior Vice President, Business Development. Broadly, this role is responsible for worldwide sales, marketing and business programs management. The latter role is the key customer interface overseeing current and prospective business with existing customers. By background Steve has been with SMTC for three years. Prior to this appointment, he was Vice president Business Programs Management. Steve has nine years of EMS industry experience as well as strong sales and marketing background.

We also appointed Steve Dutton to the position of Vice President Global Sales. Steve has been with SMTC since 1999 as Director of Business Development. He has over ten years of EMS experience and brings extensive knowledge and total solutions sales capability to global sales position.

The search is well underway for the permanent Chief Financial Officer. Until earlier this month, Marwan Kubursi was interim CFO and did an excellent job in leading the refinancing activities. As expected, Marwan has resumed his career in investment banking having just joined one of Canada’s largest investment banks. Linda Millage who has been with us since 2000, has stepped into the Interim CFO position. We are hopeful to announce the appointment of a permanent CFO within the next four to six weeks.

Finally, at the last earnings call we indicated that we would expect to recruit a new Chief Executive Officer sometime in 2004. That is still our plan. We have just engaged an executive recruiting firm to assist the board in identifying suitable candidates.

In summary, our Q1 results were in line with our expectations and our turnaround plan is progressing on schedule. We are holding our 2004 guidance provided at the last earnings call in which we stated that we expect flat revenue and earnings for this year.